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                                                                   EXHIBIT 10.53

                                      LEASE

      THIS LEASE, dated as of ________________, is entered into by and between Alchemie Properties, LLC, a Rhode Island limited liability company with an address at 839 C Ministerial Road, South Kingstown, RI 02879 ("Landlord") and ScripSolutions, L.L.C., a Delaware limited liability company ("Tenant").

      IT IS MUTUALLY covenanted and agreed by and between the parties as follows:

      1. Definitions and Construction.

      1.1 For the purposes of this lease, the following words and phrases are defined as set forth below -

            Building: the building located on the Land and within which the Leased Premises are situated.

            Declaration: the Declaration of Plan for LILY PADS PROFESSIONAL CONDOMINIUM, recorded in the office of the Town Clerk of the Town of South Kingstown, County of Washington, State of Rhode Island in Land Evidence Book 566 at Page 407.

            Land: that lot or parcel of land designated as Building C on that "RECORD OF SURVEY PLAN FOR LILY PADS PROFESSIONAL CONDOMINIUM LOCATED IN THE TOWN OF SOUTH KINGSTOWN WASHINGTON COUNTY - STATE OF RHODE ISLAND" recorded on August 17, 1994 in Plat Book 24 at Page 37, as part of the Declaration.

            Landlord: see introduction.

            Leased Premises: the space, within the Building, described on Exhibit A.

            Operating Expenses: all expenses of operation, maintenance, repair or replacement of the Building, Land, Common Elements and Limited Common Elements, whether paid to employees or independent contractors of the Landlord or others, whether direct or indirect, and including, without being limited to the following: condominium association fees; cost of materials; wages, salaries and other compensation; security services; equipment services and maintenance; lawn and tree care; snow removal; costs of all utilities, including without limitation gas, water, sewer, electricity, telephone and internet service; insurance premiums; excluding only any cost of repair or replacement which, under generally accepted accounting practices, should be capitalized. The enumeration of any of the foregoing items of Operating Expense will not give rise to any express or implied agreement on the part of the Landlord to furnish the same.

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            Property Taxes: all real property taxes and other assessments
(including taxes and other assessments by any water, sewer, fire or other special district), of every nature and description, whether general or special, payable by the Landlord with respect to the Building and the Land, including special assessments by the condominium association except to the extent related to an area or facility that the Landlord is required to repair and maintain in accordance with Section 7.1.

            Tenant: see introduction.

            Tenant's Trade Fixtures: see Paragraph 9.

            1.2 The words "hereby", "hereof", "hereto", "herein", "hereunder", and any similar words, refer to this lease; the word "hereafter" means after, and the word "heretofore" means before, the date of this lease. The word "person" refers to partnerships (including limited partnerships), corporations, trusts and other legal entities, as well as natural persons. The title of this lease, as well as the paragraph and subparagraph titles, are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words in the singular may be construed to include the plural, and vice versa, as the context may require. Any consent, approval or acceptance required or permitted to be given by a party to this lease will be in writing and will not be unreasonably withheld or delayed. Any notice required or permitted to be given by a party to this lease will be in writing and will be given within the time provided for herein.

            2. Leasing. The Landlord demises and leases to the Tenant and the Tenant leases and takes from the Landlord the Leased Premises, together with all of the Landlord's non-exclusive rights to use the Common Elements and Limited Common Elements, as provided in the Declaration.

            3. Term. To have and to hold Leased Premises unto the Tenant for and during the term of four (4) years, beginning on December 1, 2004 and ending on November 30, 2008.

            4. Rent. The Tenant will pay to the Landlord, at the address hereinafter specified, rent at the annual rate of Eighty-Six Thousand Four Hundred Dollars ($ 86,400.00), in equal monthly installments of Seven Thousand Two Hundred Dollars ($ 7,200.00) each, payable in advance on the first business day of each month, with interest at the rate of ten percent (10%) per year on any unpaid installments. Rent payable for any partial month will be prorated on a daily basis.

            5. Additional Rent.

            5.1 As additional rent, the Tenant will reimburse Landlord for Tenant's proportionate share of Property Taxes and condominium fees and pay directly to the relevant outside contractors and vendors its proportionate share of all other Operating Expenses (which are specified on Exhibit A.).

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            5.2 For the purposes of this lease, the rentable square feet contained in the Leased Premises will be determined by measuring from the inside surface of exterior windows and walls to the finished surface of corridor partitions or to the center of partitions that separate the Leased Premises from adjacent space and will include any interior columns, walls, ducts and spaces, and, if the Tenant occupies or has the exclusive right thereto, any hallways, stairs, toilet facilities, closets, telephone booths and other spaces within the Leased Premises. The rentable square feet contained in the Building is the aggregate of all rentable square feet contained in the Building determined as described in the preceding sentence.

            5.3 Property Taxes and Operating Expenses payable for the calendar year in which this lease commences or terminates will be prorated on the basis of a 365 day year, the Tenant paying the Tenant's proportionate share of these items for the calendar year in which this lease commences or terminates in proportion to that part of the calendar year during which the Tenant has possession of the Leased Premises. Tenant will pay Tenant's estimated share of the Property Taxes and Operating Expenses in equal monthly installments of $1,300, together with the rent, within five (5) days after the end of each month. Within 45 calendar days after the end of each calendar year, the Landlord will bill the Tenant for any balance due or remit any overpayment. With respect to the calendar year during which this lease terminates, Tenant shall pay as additional rent the Tenant's proportionate share of Property Taxes and Operating Expenses, as estimated by Landlord, without year-end adjustment.

            6. Permitted Use; Compliance with Laws, etc. The Tenant will use the Leased Premises for general office purposes, unless the prior written consent of the Landlord for a different use is obtained. The Tenant will promptly observe and comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of federal, state, city and town governments and all other governmental authorities or any national or local Board of Fire Insurance Underwriters affecting the Leased Premises or the Tenant's use thereof. The Tenant will indemnify and hold harmless the Landlord from and against any and all penalties or damages charged to or imposed upon it or for any violation of any such laws, ordinances, rules or regulations. The Tenant will not knowingly use, or permit the use of, the Leased Premises for any purpose which would cause the premiums on the Landlord's fire and casualty insurance to be increased or create a forfeiture or prevent renewal of such insurance. The Tenant will not use, or permit the use of, the Leased Premises for any unlawful purpose.

            7. Repairs and Maintenance.

            7.1 The Landlord will maintain in good condition, and will make, at its sole cost and expense, all replacements and repairs to, the roof, exterior and structural components of the Building, provided, however, that the Landlord will not be responsible for any repairs and maintenance made necessary by acts of the Tenant or the Tenant's agents, ordinary wear and tear excepted.

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            7.2 The Tenant will: (i) be responsible for repairs and maintenance made necessary by acts of the Tenant or the Tenant's agents, ordinary wear and tear excepted, and (ii) maintain in good condition and keep clean the interior of the Leased Premises (including the replacement of glass in windows and doors).

            8. Alterations and Improvements.

            8.1 The Tenant may make any alterations or improvements to the Leased Premises which do not materially impair or diminish the rental value of the Leased Premises and the Building. All such alterations and improvements will be subject to the Landlord's prior approval of plans and specifications and such reasonable conditions (affecting, among other things, the obtaining of required permits and authorizations, the selection of an architect or engineer, the prompt completion of the alteration or improvement, the payment for labor and materials supplied in connection with the same, evidence of contractor's insurance, and contractor's performance and payment bond) as the Landlord deems appropriate. All alterations and improvements will become the property of the Landlord.

            8.2 The Tenant, at Tenant's cost and expense, will make the alterations and improvements to the Leased Premises, which are necessary to provide dedicated, secure, separately metered, electrical power service to the Leased Premises. The Tenant will complete this separation of the electrical power service within six (6) months of the date of this lease, subject to Tenant obtaining all necessary easements, consents and other approvals from adjacent owners and other third parties.

            9. Tenant's Trade Fixtures.

            9.1 For the purposes of this lease, "Tenant's Trade Fixtures" means machinery, equipment and other items of personal property owned by the Tenant and especially designed or fitted for use in its trade or business which: (i) will not be affixed or incorporated into the Leased Premises in such manner that their removal will cause substantial damage to the structure of the Building, and (ii) will, after removal, have a value significantly exceeding the cost of removal.

            9.2 The Tenant may install Tenant's Trade Fixtures in the Leased Premises provided that the same will not materially impair or diminish the rental value of the leased premises. Tenant's Trade Fixtures will, notwithstanding the manner of their installation, remain the property of the Tenant and will be removed by the Tenant upon the termination of this lease. The Tenant will repair any damage to the Leased Premises occasioned by the removal of the Tenant's Trade Fixtures. Any of Tenant's Trade Fixtures left on the Leased Premises upon the termination of this lease, at the election of the Landlord, may be (i) removed at the Tenant's expense and sold, stored or discarded, or (ii) deemed to have been abandoned and to be the property of the Landlord.

            10. Public Liability Insurance; Indemnity.

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            10.1 The Tenant will obtain and pay for general comprehensive public liability insurance insuring the Landlord and the Tenant against loss from and liability for damages on account of loss or injury suffered by any person or property within or upon the Leased Premises, the coverage and protection of such insurance to be in the amount specified on Exhibit A. Limits of such liability insurance will be reviewed annually and increased if independent insurance advisors selected by the Landlord so advise.

            10.2 The Tenant will indemnify and hold harmless the Landlord from and against all loss, cost or damage (including reasonable attorneys' fees) sustained by the Landlord on account of: (i) damage to property or injury to persons resulting from any accident or other occurrence on or about the Leased Premises, (ii) damage to property or injury to persons resulting from activities of the Tenant on or about the Leased Premises or elsewhere, or (iii) the Tenant's failure to perform or fulfill any term, condition or agreement contained or referred to herein on the part of the Tenant to be performed or fulfilled.

            11. Fire or Other Casualty.

            11.1 If the Building or the Leased Premises or any part thereof are damaged by fire or other casualty, the Landlord will forthwith commence and continue with all reasonable diligence the repair of the same, provided, however, that if the Landlord so elects then upon notice given to the Tenant not later than 30 days after the casualty, the Landlord may terminate this lease as of the date of the casualty and a proportionate part of the rent paid in advance will be repaid to the Tenant. If the repair of the damage to the Leased Premises is expected to require more than 90 days from the date of the casualty and the Tenant will be deprived of substantially all beneficial use of the Leased Premises during that time, then upon notice given to the Landlord not later than 30 days after the casualty, the Tenant may terminate this lease as of the date of the casualty and a proportionate part of the rent paid in advance will be repaid to the Tenant. Until the Leased Premises are restored by the Landlord, there will be an equitable adjustment of rent.

            11.2 The parties release each other from any claims for damage to any person or to the Leased Premises and the Building and to the personal property, fixtures, improvements and alterations of either the Landlord or the Tenant in or on the Leased Premises and the Building that are caused by or result from risks insured against under any insurance policies carried by or for the benefit of the parties and in force at the time of any such damage.

            11.3 Alternatively, upon the request of either party, each party will cause each fire or other casualty insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. If any such insurance policy cannot be obtained with a waiver of subrogation, or is obtainable only by the payment of an additional premium charge above that charged by insurance companies issuing policies without waiver of subrogation, the party undertaking to obtain the insurance will notify

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the other party of this fact. The other party will have a period of 10 days after receiving the notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with a waiver of subrogation, or to agree to pay the additional premium if such a policy is obtainable at additional cost. If the insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium charged, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved.

            11.04 The risk of loss of or damage to property of the Tenant on or about the Leased Premises will be borne solely by the Tenant and neither the Landlord nor any other tenant will have any liability for loss thereof or damage thereto.

            12. Insurance Policies. All insurance required under this lease will be issued by companies satisfactory to the Landlord. Each such policy will contain a provision that no act or omission of the Tenant will affect or limit the obligation of the insurer to pay on behalf of the Landlord the amount of the loss sustained by, or claim made against, the Landlord, and, to the extent obtainable, will contain an agreement by the insurer that such policy will not be canceled without at least 20 days' prior written notice to the Landlord.

            13. Subordination. This lease will be subject and subordinate to any mortgage of the Building now of record or recorded after the date hereof. Such subordination is effective without any further act of the Tenant and the Tenant will from time to time on request from the Landlord execute and deliver any instruments that may be required by any lender to effect the subordination provided for herein. If the tenant fails to execute and deliver any such instrument, the Tenant irrevocably appoints the Landlord, with full power of substitution, the Tenant's attorney-in-fact to execute and deliver any such instrument.

            14. Condemnation. If the Building is taken in condemnation proceedings or by exercise of any right of eminent domain, the Landlord will be entitled to collect from the condemnor the entire award that may be made in any such proceeding without deduction therefrom for any interest of the Tenant under this lease (except such portion of any award as is specifically made for the Tenant's moving expenses) and this lease will terminate as of the date of the taking.

            15. Assignments and Subleases. The Tenant will not assign or encumber its interest in this lease or in the Leased Premises, or sublease all or any part of the Leased Premises, or allow any other person, firm or corporation (except the Tenant's authorized representatives) to occupy or use all or any part of the Leased Premises, without first obtaining the Landlord's written consent. Any assignment, encumbrance or sublease without the Landlord's consent will be voidable and, at the Landlord's election, will constitute a default under this lease. No permitted assignment or subleasing will in any way affect or reduce any of the obligations of the Tenant under this lease.

            16. Default and Remedies.

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            16.1 The Tenant will be in default under this lease upon the occurrence of any of the following events or conditions as to the Tenant or any guarantor of the Tenant's obligations hereunder: (i) the Tenant's failure to pay rent or make the other payments at the times and in the manner provided for herein, such failure having continued for a period of 5 days (no notice of such nonpayment being required to be given by the Landlord); (ii) the Tenant's failure to perform or fulfill any other term, condition or agreement contained or referred to herein, on the part of the Tenant to be performed or fulfilled, such failure having continued (no reasonable efforts having been made by the Tenant to correct the same) for a period of 15 days after notice thereof shall have been given by the Landlord to the Tenant; (iii) the Tenant's or any guarantor's being adjudged bankrupt or insolvent, or voluntarily or involuntarily taking advantage of any of the provisions of the Bankruptcy Act, or making a general assignment for the benefit of creditors, or a permanent receiver being appointed for its property and estate or of any part thereof, or the leasehold interest hereby created being levied upon by execution or taken by process of law; (iv) the dissolution of the Tenant or any guarantor of the Tenant's obligations hereunder; or (v) the Tenant's vacating the Leased Premises for 15 consecutive days.

            16.2 In the event of default, it will be lawful for the Landlord thereupon, or at any time thereafter, at the Landlord's option, and with or without process of law, to terminate this lease and to enter upon the Leased Premises and to expel the Tenant and those claiming under the Tenant, without being guilty of any manner of trespass, and thenceforth peacefully and quietly hold and enjoy the Leased Premises as if this lease had not been made; without prejudice, however, to any right to sue for and recover any rent and other sums then due under this lease, or to any claim for damages or right of action or remedy for preceding breach of any covenant, agreement or condition herein contained which the Landlord might otherwise have or use.

            16.3 In case of entry and termination of the lease as hereinabove provided, the Tenant will pay to the Landlord as damages for the Tenant's breach of the lease the amount by which the rent provided for the remainder of the term exceeds the fair rental value of the Leased Premises for the remainder of the term.

            16.4 Or, in the event of default, alternatively, at the Landlord's option, the Landlord may enter upon the Leased Premises as the agent of the Tenant, and if the Landlord desires, expel the Tenant and those claiming under the Tenant, without being guilty of any manner of trespass, and may rent the Leased Premises as such agent, applying the net proceeds of such rentals on account of the rent and other sums due from the Tenant, holding the Tenant liable for any deficiency, and accounting to the Tenant for any surplus.

            16.5 In the event of default, this lease will not, except at the option of the Landlord, continue for the benefit of any attaching creditor, assignee for the benefit of creditors, permanent receiver, or trustee in bankruptcy.

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            16.6 In the event of default, in addition to any other sums due to the Land hereunder, the Tenant will pay the Landlord's reasonable attorneys' fees and all other expenses incurred in connection with enforcing its rights hereunder.

            17. Other Rights and Responsibilities of Landlord.

            17.1 The Landlord and its authorized representatives will have the right to enter the Leased Premises at all reasonable times for any of the following purposes: (i) to determine whether the Leased Premises are in good condition and whether the Tenant is complying with its obligations under this lease; (ii) to give any notice required or permitted to be given to the Tenant hereunder; (iii) to post "For Sale" or "For Lease" signs during the last six months of the term or during any period while the Tenant is in default; (iv) to show the Leased Premises to prospective brokers, agents, buyers, or tenants during the last six months of the term or during any period while the Tenant is in default; or (v) to do any necessary maintenance and to make any restoration or repairs to the Leased Premises or the Building.

            17.2 The Landlord will have the right to relocate or change any common facility in the Building and any parking area adjacent thereto provided that comparable facilities are provided.

            17.3 The Landlord will have the right to close doors, entryways and common areas for the purpose of repairing, maintaining or altering the same so long as reasonable access to the Leased Premises is provided.

            18. Surrender; Holdover.

            18.1 At the termination of this lease, the Tenant will peaceably surrender the Leased Premises in good order, condition and repair, excepting reasonable wear and tear and excepting damage by fire or other casualty which has been insured against.

            18.2 If the Tenant remains in possession of the Leased Premises after the expiration of the term of this lease and continues to pay rent without any express agreement as to holding over, the Landlord's acceptance of rent will be deemed an acknowledgment of the Tenant's holding over upon a month-to-month tenancy, subject, however, to all of the terms and conditions of this lease except as to the term hereof.

            18.3 If the tenant remains in possession of the leased premises after the expiration of the term of this lease, whether as a month-to-month tenant pursuant to Paragraph 18.2 or otherwise, and the Landlord at any time declines to accept the rent at the rate specified herein, the Tenant's holding over thereafter will be deemed to be as a tenant at sufferance. The Tenant will nevertheless be subject to all of the terms and conditions of this lease except as to the term hereof and any option to renew the term and except that the tenant will pay a monthly rent double the amount otherwise due hereunder and will pay all loss, cost or damage (including attorneys' fees) sustained by the Landlord on account of such holding over.

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            19. Quiet Environment. Upon paying the rent and all other payments required to be made by the Tenant hereunder, and upon the Tenant's performing and fulfilling all terms, conditions or agreements on its part to be performed and fulfilled, the Tenant will quietly have and enjoy the Leased Premises during the term of this lease without lawful hindrance by any person claiming by, through or under the Landlord.

            20. Waivers. The failure of the Landlord to insist in any one or more instances upon the strict and literal performance of any of the agreements, terms, or conditions of this lease or to exercise any option of the Landlord herein contained, will not be construed as a waiver for the future of such term, condition, agreement or option. The receipt by the Landlord of rent with knowledge of the breach of any term, condition, or agreement will not be deemed to be a waiver of such breach. The receipt by the Landlord of rent after the giving of any notice required to be given to the Tenant by law or by the terms of this lease will not in any way affect the operation of such notice.

            21. Notices. No notice, approval, consent or other communication permitted or required to be given by this lease will be effective unless the same is sent postage prepaid, by United States registered or certified mail, return receipt requested, to the other party at the address first set forth above, with a copy to: MIM Corporation, 100 Clearbrook Road, Elmsford, NY 10523,
Attention: General Counsel or to such other address as either party may designate by notice to the other party.

            22. Governing Law. This lease and the performance thereof will be governed, interpreted, construed and regulated by the laws of the State of Rhode Island.

            23. Successors and Assigns. This lease will bind and enure to the benefit of the parties hereto and their respective successors and permitted assigns. References herein to the parties will be deemed to include their respective successors and permitted assigns.

            24. Entire Agreement. This lease contains all of the agreements of the parties and may not be modified or amended except by written agreement.

            25. Compliance with Requirements of Condominium. All capitalized terms used in this paragraph shall have the meanings assigned to them in the Declaration. The Tenant agrees to comply with the Declaration and Rules and Regulations and agrees that a failure to comply will constitute a default under this lease. In the event of a default by Tenant under this lease, the Executive Board will have the power to terminate this lease or bring summary proceedings to evict the Tenant in the name of the Landlord after 45 days written notice from the Landlord. The provisions of this section shall supersede any provision to the contrary in this lease.

            25. Tenants' Rules and Regulations. The Tenant will comply with rules and regulations attached to this lease as Exhibit B. The Landlord will have the right from time to time to alter or amend the same. Upon delivery of a copy of the altered or amended rules and regulations to the Tenant, the Tenant will become bound by them and will comply with the same. If there is a conflict between the rules and regulations and any of the provisions of this lease, the provisions of this lease will prevail. The Landlord will not be liable to the Tenant for violation of any rules and regulations by other tenants.

            26. Prior Lease Superceded. This Lease replaces and supercedes in all respects that certain Lease, dated December 1, 1994, between Landlord and Pro-Mark Holdings, Inc., predecessor in interest of Tenant. Upon the execution and delivery of this Lease, neither Landlord nor Tenant shall have any rights or benefits against the other party thereto or have any liability or obligation owing to the other party thereunder.

            IN WITNESS WHEREOF, the Landlord and Tenant have caused this instrument to be executed by their duly authorized representatives as of the date first above written.

Alchemie Properties, LLC                  Scrip Solutions, L.L.C.

By: /s/ E. David Corvese                  By: /s/ Barry A. Posner
    --------------------------------          ----------------------------------

E. David Corvese, Manager                 Barry A. Posner, EVP & General Counsel
------------------------------------      --------------------------------------
Name and Title                            Name and Title

STATE OF RHODE ISLAND
COUNTY OFWASHINGTON

      In Wakefield, on the 8th day of September, 2004, before me personally appeared the above-named Ernest Corvese, to me known and known by me to be the Manager of Alchemie Properties, and the party executing the foregoing instrument, and he acknowledged said instrument by him so executed to be his free act and deed and the free act and deed of said Alchemie Properties.

                                          /s/ Marjorie E. Mintz
                                          --------------------------------------
                                          Marjorie E. Mintz, Notary Public
                                          My Commission Expires: 10-22-04

STATE OF NEW YORK
COUNTY OF WESTCHESTER

      In Elmsford, NY, on the 31st day of August, 2004, before me personally appeared the above-named Barry A. Posner, to me known and known by me to be the EVP and General Counsel of Scrip Solutions, LLC, and the party executing the foregoing instrument, and he acknowledged said instrument by him so executed to be his free act and deed and the free act and deed of said Scrip Solutions, LLC.

                                          David L. Frankel
                                          --------------------------------------
                                          David L. Frankel, Notary Public
                                          My Commission Expires:  8-12-06

Exhibit A

                            Tenant Lease Information

1. Leased Premises (Paragraph 1.1) - all rentable space within the Building, consisting of 7,200 square feet.

2. Tenant's proportionate share (Paragraph 5.1) -

                  Rentable square feet in Leased Premises: 7,200 sq. ft.
                  Rentable square feet in Building:        7,200 sq. ft.

3. Amount of comprehensive liability insurance (Paragraph 10.1): not less than $1 million per incident and $2 million in the aggregate for damage to property or person under an occurrence-based, or substitue accepted by Landlord, policy.

                                    Exhibit B

                         Tenants' Rules and Regulations

      1. The floors, windows, sidewalk, entry, hallways and stairways will not be obstructed by any of the tenants.

      2. No sign, advertisement or notice will be affixed to the outside or the inside of the Building except with the Landlord's consent.

      3. The Landlord will have the right to prescribe the weight limit, position, and kind and method of floor protection, of safes and of other heavy objects brought into the Building.

      4. Upon termination of the lease, each tenant must return to the Landlord all keys to the Leased Premises or the Building. No tenant may change any locks without the Landlord's consent.

      5. No machine or machinery of any kind, other than usual office equipment and other than that incident to normal operation of any tenant's permitted use of leased premises, will be operated in the Building without the Landlord's consent.

      6. The Landlord will have the right from time to time to alter or amend these rules as provided in the lease with the Tenant. References herein to the "Landlord's consent" mean the "prior written consent of the Landlord in each instance."